EXHIBIT 4.1


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STANDARD & POOR'S           Frank A. Ciccotto, Jr.   55 Water Street, 45th Floor
The McGraw Hill Companies   Senior Vice President    New York, NY  10041
                            Securities Evaluations   Tel. 212-438-4417
                                                     Fax 212-438-7748
                                                     frank_ciccotto_jr@sandp.com
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                                 July 18, 2012


Van Kampen Funds Inc.
11 Greenway Plaza
Houston, Texas 77046-1173

The Bank of New York Mellon
2 Hanson Place,
12th Floor
Brooklyn, New York 11217
Unit Investment Trust Dept.

          Re: Van Kampen Unit Trusts, Taxable Income Series 408 Investment Grade Income Trust, 20+ Year Series 27


Gentlemen:

   We have examined Registration Statement File No. 333-181935 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc. as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                           /s/ FRANK A. CICCOTTO

                                                               Frank A. Ciccotto
                                         Senior Vice President & General Manager